Exhibit (h.28)

FIFTH AMENDMENT TO SECURITIES LENDING AGENCY AGREEMENT

This FIFTH Amendment (this “Amendment”) to the Securities Lending Agency Agreement is dated as of August 8, 2024, by and among Heartland Group, Inc., a registered investment company organized under the laws of Maryland (“Heartland Group”), and Brown Brothers Harriman & Co., a New York limited partnership (“BBH&Co.”), as acknowledged and agreed by Heartland Advisors, Inc., investment advisor to the Funds.

Reference is made to the Securities Lending Agency Agreement dated as of November 30, 2011 by and among Heartland Group and BBH&Co., as acknowledged and agreed by Heartland Advisors, Inc., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

Whereas, Heartland Group is an open-end management investment company registered under the Investment Company Act of 1940, as amended, which offers its shares in separate series, with each such series representing a separate and distinct pool of cash, securities, and other assets (Heartland Group on behalf of each of such series the “Fund” and collectively, the “Funds”);

WHEREAS, the Fund and BBH&Co. have agreed to make certain modifications to the terms of the Agreement as further detailed herein;

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Amendments to the Agreement

The Agreement is hereby modified by deleting Section 4.3 in its entirety and substituting the following therefor:

4.3 Notification of Sales of Loaned Securities. The Fund hereby acknowledges its obligation to provide notice to BBH&Co. of any sale of securities that are out on loan in accordance with the timing set forth in the Operational Procedures.

B.	Miscellaneous

1.	Other than as amended hereby, the Agreement remains unchanged and in full force and effect. The Fund hereby ratifies and affirms all terms and provisions of the Agreement, as amended hereby.

2.	This Amendment shall be governed in accordance with the terms set forth in Section 26 of the Agreement.

3.	This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g., “.pdf” or “.tif”) shall be as effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

HEARTLAND GROUP, INC.		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Vinita Paul	By:	/s/ Thomas C. Poppey
Name: Vinita Paul		Name: Thomas C. Poppey
Title: VP, CCO and Secretary		Title: Managing Director

Acknowledged and agreed:
Heartland Advisors Inc.

By:	/s/ Nicole J. Best
Name: Nicole J. Best
Title: SVP, CFO and CAO